Experts Language

The consolidated financial statements and financial statement schedules of Allstate Life Insurance Company as of December 31, 2009 and for each of the three years ended December 31, 2009, incorporated by reference in this Registration Statement on Form S-3, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated March 12, 2010 which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the three-month and six-month periods ended June 30, 2010 and 2009 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the quarter ended June 30, 2010 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.